Exhibit 99.1

NEWS RELEASE

Visteon Announces 2012 Financial Results

•	Fourth-quarter performance adds to a solid year

•	Full-year sales of $6.86 billion ($1.82 billion in fourth quarter)

•	Adjusted EBITDA of $628 million ($196 million in fourth quarter)

•	2012 net income attributable to Visteon of $100 million ($39 million in fourth quarter)

•	Strong cash performance

•	Positive full-year cash from operations of $239 million; full-year positive free cash flow

•	Total cash of $845 million and total debt of $569 million

•	Consolidation of Visteon’s climate business with Halla Climate Control largely complete

•	Company repurchased $50 million in common shares under its $300 million repurchase program and redeemed for cash $50 million of its outstanding Senior Notes

VAN BUREN TOWNSHIP, Mich., Feb. 28, 2013 — Visteon Corporation (NYSE: VC) today announced full-year 2012 results, reporting net income attributable to Visteon of $100 million, or $1.88 per diluted share, an increase of $20 million compared with 2011. The results benefited from a very strong fourth quarter, the strongest of 2012.

Visteon reported full-year sales of $6.86 billion, a decrease of $675 million compared with 2011. Sales were lower due to the October 2011 deconsolidation of Duckyang Industry Co. Ltd. and unfavorable currency. Full-year adjusted EBITDA, a non-GAAP financial measure as defined below, was $628 million, a decrease of $57 million compared with 2011. Free cash flow, a non-GAAP financial measure as defined below, was a positive $10 million for the full year 2012.

Visteon reported new business wins of $1.2 billion for 2012, including $750 million of incremental new wins and $450 million of rewin business. Visteon has an expected backlog of approximately $800 million of consolidated net new business for the period 2013-2015.

For the fourth quarter of 2012, Visteon reported net income attributable to Visteon of $39 million, or 74 cents per diluted share, on sales of $1.82 billion. For the fourth quarter of 2011, Visteon’s net loss attributable to Visteon was $26 million, on sales of $1.73 billion. Adjusted EBITDA for the fourth quarter of 2012 was $196 million, compared with $154 million in the same period a year earlier.

“We delivered a strong finish to a solid year that was highlighted by operational improvements, an impressive level of new business wins, and completion of the majority of the Halla-Visteon climate consolidation that has long been desired by our customers,” said Tim Leuliette, president and CEO. “Visteon is a stronger company than a year ago – with a global, low-cost manufacturing footprint; a solid cash position, a conservative debt profile; and a strong business backlog. We continue to drive down administrative costs, improve our operational structure and execute all facets of our strategy to maximize value for customers and shareholders.”

Full-Year 2013 Outlook

Visteon projects 2013 sales ranging from $7.3 billion to $7.5 billion, adjusted EBITDA in the range of $620 million to $660 million, and adjusted free cash flow, as defined below, of $100 million to $150 million.

Other Developments

Visteon announced Jan. 14 that its board of directors increased the company’s current $100 million share repurchase program by an additional $200 million during the next two years. This action creates a total of $250 million available with which to repurchase shares, as the company has already repurchased $50 million worth of its common shares since the initial share repurchase program was authorized in August 2012. This creates a total share repurchase program of $300 million.

On Jan. 31, Visteon and its longtime Korean affiliate Halla Climate Control Corp. (HCC) announced they completed the contribution of the majority of Visteon’s automotive climate business to HCC. The transaction was divided into two phases, with the second phase on track to be completed in the first half of 2013. The total purchase price, before certain adjustments, is unchanged from the $410 million announced by the companies on Jan. 11, subject to certain adjustments.

On Jan. 29, Visteon completed the sale of its equity interest in a China-based lighting joint venture, Visteon TYC Corporation, for $17 million.

On Dec. 14, 2012, Visteon redeemed for cash $50 million of its outstanding 6.75 percent Senior Notes due 2019, at a redemption price of 103 percent of the principal amount of the notes, plus accrued and unpaid interest to the redemption rate.

Fourth Quarter in Review

Sales of $1.82 billion for the fourth quarter of 2012 increased $96 million from $1.73 billion for the same quarter a year earlier. Hyundai-Kia accounted for approximately 34 percent of Visteon’s fourth-quarter sales, with Ford Motor Company representing 27 percent, Renault-Nissan 7 percent and PSA Peugeot-Citroën 4 percent. On a regional basis, Asia accounted for 46 percent of total product sales, up slightly from 44 percent for the same period last year, while Europe represented 30 percent – down from 35 percent a year earlier. North America represented 18 percent of total product sales for the fourth quarter of 2012, compared with 15 percent during the same quarter last year, and South America accounted for 6 percent, about even with the fourth quarter of 2011.

Gross margin for the fourth quarter of 2012 was $198 million, compared with $144 million a year earlier. The $54 million increase reflected the favorable impact of customer agreements and increased volume. Selling, general and administrative (SG&A) expense of $102 million for the fourth quarter of 2012 increased $6 million from a year earlier, primarily reflecting costs related to pension settlements.

During the fourth quarter of 2012, Visteon recognized $43 million of equity in the net income of non-consolidated affiliates, compared with $38 million in the fourth quarter of 2011. Visteon’s 50 percent-owned affiliate, Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV), and related affiliated interests contributed $36 million in equity income.

For the fourth quarter of 2012, the company reported net income attributable to Visteon of $39 million, or 74 cents per diluted share, including $35 million in restructuring costs. This compares with a net loss attributable to Visteon of $26 million for the same period of 2011. Adjusted EBITDA for the fourth quarter of 2012 was $196 million, compared with $154 million for the same period a year earlier. On a year-over-year basis, increases in adjusted EBITDA from the impacts of customer agreements, favorable volume, and equity in the net income of non-consolidated affiliates, were partially offset by the impact of the sale of the lighting business in the third quarter of 2012.

Fourth-Quarter Results By Segment

Climate sales increased by $161 million during the fourth quarter of 2012, compared with the same quarter last year. Higher production volumes and net new business increased sales by $162 million, primarily attributable to volume increases in Asia and North America.

Electronics sales increased $11 million during the fourth quarter, compared with the same period in 2011. Vehicle production volume increases in North America, partially offset by the impact of weakened economic conditions in Europe that reduced production volumes, resulted in a $25 million sales increase. Unfavorable currency, driven by the weakening of the euro, decreased sales by $10 million.

Interiors sales decreased during the quarter by $89 million, compared with the fourth quarter of 2011. Sales decreased $74 million due to the deconsolidation of Duckyang. Sales were further decreased by lower vehicle production volumes, primarily in Europe, of $17 million. Unfavorable currency, primarily related to the euro, decreased sales by an additional $17 million.

Full-Year 2012 Results

For the full year of 2012, the company reported net income attributable to Visteon of $100 million, or $1.88 per diluted share. This compares with net income attributable to Visteon of $80 million or $1.54 per diluted share for the same period of 2011. Adjusted EBITDA for the full year of 2012 was $628 million, compared with $685 million for the same period a year earlier.

Cash and Debt Balances

As of Dec. 31, 2012, Visteon had global cash balances totaling $845 million, including restricted cash of $20 million and total debt of $569 million.

For full year 2012, Visteon generated $239 million of cash from operations. Capital expenditures of $229 million in 2012 were $29 million lower than in 2011. For 2012, free cash flow, as defined below, was positive $10 million, compared with negative $83 million for 2011.

For the fourth quarter of 2012, Visteon generated $76 million of cash from operations, compared with $120 million in the same period a year earlier. Capital expenditures in the fourth quarter of 2012 were $83 million, up from $73 million in the fourth quarter of 2011. Free cash flow was a use of $7 million in the fourth quarter of 2012, compared with a contribution of $47 million in the fourth quarter of 2011.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through a family of businesses including:

•	Halla Visteon Climate Control, majority-owned by Visteon and the world’s second-largest global supplier of automotive climate components and systems.

•	Visteon Electronics, a leading supplier of audio/infotainment, driver information, center stack electronics and feature control modules.

•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.

•

Yanfeng Visteon Automotive Trim Systems Co., Ltd., a successful non-consolidated China-based partnership between Visteon and Shanghai Automotive Industry Corporation’s automotive components group, Huayu Automotive Systems.

Through this family of enterprises, Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide, and these businesses generated more than $12 billion in sales in 2011, including unconsolidated operations. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs through its various businesses, including unconsolidated operations, approximately 55,000 people. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Feb. 28, at 8 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 888-452-7086

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, along with the financial results release, presentation material and other supplemental information, will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 95204331. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012). Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2013 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

734-710-2603

sdeitz@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Sales	$1,823	$1,727	$6,857	$7,532

Cost of sales	1,625	1,583	6,268	6,914

Gross margin	198	144	589	618

Selling, general and administrative expenses	102	96	369	387
Equity in net income of non-consolidated affiliates	43	38	226	168
Restructuring expenses	35	6	79	24
Interest expense, net	7	6	35	27
Other expense (income), net	18	(24)	41	11

Income before income taxes	79	98	291	337

Provision for income taxes	19	40	121	127

Net income from continuing operations	60	58	170	210
Loss from discontinued operations, net of tax	—	(64)	(3)	(56)

Net income (loss)	60	(6)	167	154

Net income attributable to non-controlling interests	21	20	67	74

Net income (loss) attributable to Visteon Corporation	$39	$(26)	$100	$80

Per share data:

Basic earnings (loss) per share
Continuing operations	$0.74	$0.75	$1.95	$2.65
Discontinued operations	—	(1.26)	(0.06)	(1.09)

Basic earnings (loss) per share attributable to Visteon Corporation	$0.74	$(0.51)	$1.89	$1.56

Diluted earnings (loss) per share
Continuing operations	$0.74	$0.75	$1.93	$2.62
Discontinued operations	—	(1.26)	(0.05)	(1.08)

Diluted earnings (loss) per share attributable to Visteon Corporation	$0.74	$(0.51)	$1.88	$1.54

Average shares outstanding (in millions)
Basic	52.7	50.7	52.9	51.2
Diluted	53.0	50.7	53.3	52.0

Comprehensive income:
Comprehensive (loss) income	$(35)	$(44)	$128	$66
Comprehensive (loss) income attributable to Visteon Corporation	$(68)	$(69)	$35	$5

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	December 31
	2012	2011
ASSETS
Cash and equivalents	$825	$723
Restricted cash	20	23
Accounts receivable, net	1,162	1,071
Inventories, net	385	381
Other current assets	271	291

Total current assets	2,663	2,489

Property and equipment, net	1,326	1,412
Equity in net assets of non-consolidated affiliates	756	644
Intangible assets, net	332	353
Other non-current assets	79	71

Total assets	$5,156	$4,969

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$96	$87
Accounts payable	1,027	1,010
Accrued employee liabilities	175	189
Other current liabilities	254	267

Total current liabilities	1,552	1,553

Long-term debt	473	512
Employee benefits	571	495
Deferred tax liabilities	181	187
Other non-current liabilities	238	225

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	10	13
Additional paid-in capital	1,269	1,165
Retained earnings	266	166
Accumulated other comprehensive loss	(90)	(25)
Treasury stock	(71)	(13)

Total Visteon Corporation stockholders’ equity	1,385	1,307
Non-controlling interests	756	690

Total equity	2,141	1,997

Total liabilities and equity	$5,156	$4,969

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Operating Activities
Net income (loss)	$60	$(6)	$167	$154
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	63	68	259	316
Asset impairments	5	66	24	66
Equity in net income of non-consolidated affiliates, net of dividends remitted	(15)	(34)	(122)	(122)
Stock-based compensation	6	9	25	39
Other non-cash items	4	(2)	7	20
Changes in assets and liabilities:
Accounts receivable	20	21	(38)	(110)
Inventories	28	17	(26)	(33)
Accounts payable	(67)	(6)	(26)	(25)
Other assets and other liabilities	(28)	(13)	(31)	(130)

Net cash provided from operating activities	76	120	239	175

Investing Activities
Capital expenditures	(83)	(73)	(229)	(258)
Joint venture deconsolidation	—	(52)	—	(52)
Proceeds from asset sales and business divestitures	3	3	191	14
Other	—	(22)	(2)	(35)

Net cash used by investing activities	(80)	(144)	(40)	(331)

Financing Activities
Short-term debt, net	3	6	5	17
Cash restriction, net	—	(1)	—	51
Proceeds from issuance of debt, net of issuance costs	19	—	831	503
Principal payments on debt	—	—	(824)	(513)
Repurchase of long-term notes	(52)	—	(52)	—
Repurchase of common stock	(50)	—	(50)	—
Payment of Rights Offering fees	—	—	—	(33)
Dividends paid to non-controlling interests	(4)	(2)	(27)	(31)
Other	2	—	2	3

Net cash (used by) provided from financing activities	(82)	3	(115)	(3)
Effect of exchange rate changes on cash and equivalents	10	(14)	18	(23)

Net (decrease) increase in cash and equivalents	(76)	(35)	102	(182)
Cash and equivalents at beginning of period	901	758	723	905

Cash and equivalents at end of period	$825	$723	$825	$723

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA”, “Free cash flow” and “Adjusted Free Cash Flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended		Estimated
	December 31		December 31		Full Year
	2012	2011	2012	2011	2013
Adjusted EBITDA	$196	$154	$628	$685	$620 - $660
Interest expense, net	7	6	35	27	40
Provision for income taxes	19	40	121	127	120 - 140
Depreciation and amortization	63	63	258	295	275
Restructuring expenses	35	6	79	24	75 - 125
Other expense (income), net	18	(24)	41	11	25
Equity investment gain	—	—	(63)	—	—
Other non-operating costs, net	15	17	27	30	10
Non-cash equity-based compensation expense *	—	—	—	—	20
Discontinued operations	—	72	30	91	—

Net income (loss) attributable to Visteon Corporation	$39	$(26)	$100	$80	($15) - $95

*	Adjusted EBITDA redefined for 2013 to exclude non-cash equity-based compensation expense.

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and adjusted free cash are presented as supplemental measures of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring payments net of customer recoveries, transformation and reorganization-related payments. Because not all companies use identical calculations, this presentation of free cash flow and adjusted free cash may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended		Estimated
	December 31		December 31		Full Year
	2012	2011	2012	2011	2013
Cash provided from operating activities	$76	$120	$239	$175	$175 - $275
Capital expenditures	(83)	(73)	(229)	(258)	(250)

Free cash flow	$(7)	$47	$10	$(83)	($75) - $25
Restructuring payments, net	3	4	46	18	$125 - $75
Transformation and reorganization-related payments	11	8	46	67	50

Adjusted free cash flow	$7	$59	$102	$2	$100 - $150

Free cash flow and adjusted free cash flow are not recognized terms under GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and adjusted free cash flow have limitations as analytical tools and do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow and adjusted free cash (i) as factors in incentive compensation decisions, and (ii) for planning and forecasting future periods.